Exhibit 4.7

To:	Banco Bilbao Vizcaya Argentaria, S.A. as Agent

From:	Atento S.A. and Atalaya Luxco Midco S.à r.l. and Atento Luxco 1 S.A.

Dated:	23 February 2015

Dear Sirs

Atento – Super Senior Revolving Credit Facilities Agreement dated 28 January 2013 (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	Each of:

(a)

Atento S.A., a société anonyme incorporated under the laws of Luxembourg, whose registered office is at 4, rue Lou Hemmer, L-1748 Luxembourg and which is registered with the Luxembourg Trade and Companies Register under number B 185.761; and

(b)

Atalaya Luxco Midco, a société à responsabilité limitée incorporated under the laws of Luxembourg, whose registered office is at 4, rue Lou Hemmer, L-1748 Luxembourg, has a share capital of EUR 12,500 and which is registered with the Luxembourg Trade and Companies Register under number B 173.142,

Agree to become an Additional Guarantor and to be bound by the terms of the Facilities Agreement and the other Finance Documents as Additional Guarantors pursuant to Clause 29.4 (Additional Guarantors) of the Facilities Agreement.

3.

Notwithstanding any other provisions to the contrary in the Facilities Agreement, the guarantee granted by the Parent and Atalaya Luxco Midco (collectively, the “Up-Stream Guarantors”) under Clause 23 of the Facilities Agreement (the “Guarantee”) for the obligations of Atento S.A. and in respect of the Parent also for the obligations of Atalaya Luxco Midco shall be limited at any time to an aggregate amount not exceeding the higher of:

(a)	95% of such Up-Stream Guarantor’s actif net determined as at the date on which a demand is made under the Guarantee, increased by the amount of any Intra-Group Liabilities; and

(b)

95% of such Up-Stream Guarantor’s actif net determined as at the date of the Facilities Agreement or, with regard to Atalaya Luxco Midco, determined on the date hereof, increased by the amount of any Intra-Group Liabilities.

For the purpose of determining the amount of the actif net referred to above, the assets of the Up-Stream Guarantor will be valued at their market value rather than their book value, as determined by an investment bank of good repute or a Luxembourg independent auditor (réviseur d’entreprises agréé), to be appointed by the Agent in its absolute discretion at the cost of the Up-Stream Guarantors and instructed by the Agent to act independently. The Up-Stream Guarantors acknowledge that they are not entitled to challenge the appointment of and the valuation made by the investment bank of good repute or the Luxembourg independent auditor (réviseur d’entreprises agréé).

“Intra-Group Liabilities” as referred to above shall mean any amounts owed by the Up-Stream Guarantor to any other member of the group of companies to which it belongs (including, for the avoidance of doubt, any amounts owed that are represented by hybrid instruments such as preferred equity certificates) and that have not been financed (directly or indirectly) by a borrowing under the Finance Documents.

The above guarantee limitation shall not apply to (i) any amounts borrowed by an Up-Stream Guarantor or any of its direct or indirect subsidiaries under the Finance Documents and (ii) any amounts borrowed under the Finance Documents and on-lent, or otherwise made available, to the Up-Stream Guarantor or any of its direct or indirect subsidiaries (in any form whatsoever).

For the avoidance of doubt, the above guarantee limitation only applies to the Guarantee granted by the Parent for the obligations of Atento S.A. and Atalaya Luxco Midco and to the Guarantee granted by Atalaya Luxco Midco for the obligations of Atento S.A. and shall not affect or prejudice in any way the Guarantee granted by the Up-Stream Guarantors for the obligations of any other Obligors.

4.	Atento S.A’s administrative details for the purposes of the Facilities Agreement are as follows:

Address: 4, rue Lou Hemmer, L-1748 Luxembourg

Fax No.: 352 2678 6060

Attention:	Mr. Aurélien Vasseur

5.	Atalaya Luxco Midco’s administrative details for the purposes of the Facilities Agreement are as follows:

Address: 4, rue Lou Hemmer, L-1748 Luxembourg-Findel, Luxembourg

Fax No.: 352 2678 6060

Attention:	Mr. Aurélien Vasseur

6.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed by the parties hereto and is delivered on the date stated above.

[Signature pages follow]

EXECUTED AS A DEED

Atento S.A

By:	/s/ Aurelien Vasseur	Signature of Director
	Aurelien Vasseur	Name of Director

in the presence of:

/s/ Linda Becker	Signature of witness
Linda Becker	Name of witness
4 rue Lou Hemmer	Address of witness
L-1748 Luxembourg

Office Administrator	Occupation of witness

The Parent:

Atento Luxco S.A.

By:	/s/ Aurelien Vasseur
Aurelien Vasseur

[Signature page to the SSRCF Accession Deed]

EXECUTED AS A DEED

Atalaya Luxco Midco

By:	/s/ Aurelien Vasseur	Signature of Director
	Aurelien Vasseur	Name of Director

in the presence of:

/s/ Linda Becker	Signature of witness
Linda Becker	Name of witness
4 rue Lou Hemmer	Address of witness
L-1748 Luxembourg

Office Administrator	Occupation of witness

The Parent:

Atento Luxco S.A.

By:	/s/ Aurelien Vasseur
Aurelien Vasseur

[Signature page to the SSRCF Accession Deed]